Exhibit 99.2

LOEHMANN'S HOLDINGS, INC.
SECOND QUARTER 2003 EARNINGS
SEPTEMBER 10TH, 2003

OPERATOR:           Good morning ladies and gentlemen, and thank you for
standing by. Welcome to Loehmann's Holdings Incorporated Second Quarter Fiscal 2003 Earnings conference call. At this time, all participants are in a listen-only mode. Following the presentation, we will conduct a question and answer session. Instructions will be provided at that time for you to queue up for questions. If anyone has any difficulties during the conference, please press star zero for operator assistance. I would like to advise all participants that this conference call is being recorded. And I would now like to turn the conference over to Allison Malkin of Integrated Corporate Relations. Please go ahead.

ALLISON MALKIN:     Good morning. Today's conference call includes comments
concerning Loehmann's business outlook and contains forward-looking statements. These particular forward-looking statements and all other statements that may be made on this call that are not based on historical facts are subject to risks and uncertainties, and actual results may differ materially. Additional information concerning a number of factors that could cause actual results to differ materially from the information that will be discussed is readily available in our filings with the SEC, including our report on Form 10-K for the fiscal year ended February 1st, 2003.

                    And now I'd like to turn the call over to Bob Freidman, Chief Executive Officer of Loehmann's.

BOB FREIDMAN:       Thank you Allison. Good morning, and thank you
for joining us to discuss the company's second quarter and first half fiscal 2003 results. Here with me today is our Chief Operating Officer and CFO, Bob Glass. Following my opening remarks, to reacquaint you with Loehmann's positioning, Bob will review our second quarter and first half results. After this, we will turn the call over to the operator to begin the question and answer portion of the call.

                    It's been quite some time since we've held a teleconference to announce results, and I'm pleased to reintroduce Loehmann's to the investment community, as we believe we have a good story to tell, despite a difficult first half. Our enthusiasm regarding our near term prospects stems from five key advantages that Loehmann's possesses. First, we occupy a unique position through our differentiated offering of designer merchandise in an off-price environment. We compete with upscale department stores, like Saks Fifth Avenue, Neiman Marcus, and Bloomingdales, and offer compelling value in designer brands to consumers.

                    Second, we have a strong heritage. Loehmann's has been in business for 80 years. Our name is well known on a national scale as evidence by our concentration of stores that covers metro New York, the mid Atlantic, southeastern Florida, and California. With 47 stores in 17 states, we have achieved critical mass. Operating successfully in some very diverse markets like Falls Church, Virgina, Troy, Michigan, Oak Brook, Illinois, and Tuscan, California.

                    Third, we maintain a loyal customer base with over 1.2 million active consumers. This group accounted for 80 percent of our 2002 net sales. We interact with our frequent shoppers 20 to 30 times per year through direct mail pieces, and also maintain a vast database of shopping information.

                    Fourth, we have an experienced management team, who on average, have over 20 years of retail experience and ten years with Loehmann's.

                    And last, we have significant expansion potential. Our goal is to open 16 new stores between 2003 and 2006, expanding square footage by 25 percent, and adding approximately 100 million dollars in sales.

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                    We believe our advantages set us apart from our peers and
position us well in the future. As we look ahead, we're confident that our strategy to open three to five new stores per year, combined with our productive store base, will enable us to generate increasing returns for our shareholders.

                    And now I'll turn the call over to Bob to review our second quarter and first half financial results.

BOB GLASS:          Good morning, and thank you Bob. For the second quarter, net sales totalled 79.3 million, representing an increase of five percent compared to 75.3 million in last year's second quarter. The increase in net sales was due to the opening of five new stores, which was partially offset by the closing of three stores versus the same period last year.

                    Comparable store sales declined by 2.9 percent in the second quarter, which represented a tough comparison for us as comps increased by 12.7 percent in last year's second quarter. We are, however, encouraged by the continued improvement in our comp store sales trends during the quarter, especially by our increase of 3.9 percent in July.

                    Gross margin for the quarter totalled 27.9 million, or 35.1 percent sales compared to gross margin of 27.6 million, or 36.7 percent of sales in the second quarter of '02. The decline in gross profit percent was attributed to increased mark-downs to clear spring season merchandise. And as a result, we were able to begin the third quarter in a clean inventory position with fresh Fall merchandise in our stores.

                    We are pleased with our ability to manage expense. On a comp store basis, SG&A declined by 200,000 dollars versus the second quarter last year. In total, expense increased by 1.9 million versus last year's second quarter. This increase was primarily due to 2.6 million of expense related to five new stores opened within the past 12 months, which included 300,000 of one-time pre-opening expenses. Partially offsetting this increase was a 400,000 dollar reduction in expense due to the closing of three stores.

                    Interest expense declined by 400,000 dollars. The decline in interest expense was a result of the redemption of 20.7 million in notes since November '02. Total net loss for the quarter was 700,000 or ten cents per diluted share compared to reported net income of 2.6 million or 36 cents per share during last year's second quarter. It should be noted, however, that last year's second quarter earnings per share included a one-time 33 cent gain related to the sale of the company's Bronx facility. Without this gain, earnings per share would have been three cents in last year's second quarter.

                    Let me address some key balance sheet items. Notes outstanding at the close of the quarter totalled 5.7 million compared to 26.4 million at the close of the second quarter last year. This reduction again reflects the redemption of 20.7 million in the company's outstanding senior notes since November, 2002. At quarter end, inventory was in line with expectations, totalling 58.6 million compared to 48.2 million at the quarter end last year. The ten million dollar increase in inventory is attributed to inventory in new stores and opportunistic purchases of pack-away inventory.

                    For the six month period ending August 2nd, the company reported net sales of 169.7 million. Comp store sales for the half declined by
5.6 percent as compared to a comparable store sales increase of over nine percent in the first half of last year.

                    Comp store expenses were flat versus last year. We were able to hold comp expense even with last year, even as we incurred added expenses including 700,000 in occupancy related costs, primarily associated with warehouse and store expansions, and 500,000 in additional advertising expense due to the promotional retail environment.

                    New store expenses of 4.9 million included 800,000 of one-time pre-opening costs. Interest expense for the half was down 700,000 dollars, and diluted earnings per share came in at 28 cents per share.

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                    I would now like to turn the call back to BOB for concluding comments.

BOB FREIDMAN:       Thanks Bob. In closing, I'd like to say that we feel
strongly about the company's long term prospects as witnessed by the following points.

                    First, the performance of our new stores. New stores that we've opened over the last 12 months are all meeting or exceeding plan, and we continue to be committed to opening three to five stores a year for the next three years.

                    Second, the upcoming expansion of our San Francisco store from 17,000 feet to 44,000 square feet. San Francisco is currently our most productive store, and this gives us the opportunity to have, in essence, a third flagship store to add to the Manhattan store and our LaCienega store in Los Angeles. So we're very excited by that upcoming expansion.

                    Third, the building of a more distinctive product mix by expanding our European designer efforts. This year, merchandise purchased from Italy and France will represent approximately ten percent of our total sales versus four percent two years ago. We're traveling many more people to Europe, sending people to Italy and France, on average once every six weeks. We've also expanded our offices in Italy and France. Two years ago we had one person representing us in Europe, today we have three. It's a major opportunity for us because product is distinctive and not available in other off-price stores.

                    Fourth point. The continued emphasis on businesses that we feel will strengthen Loehmann's is a destination for affluent consumers. Businesses that women, in particular, will get in a car and drive to our store to find off-price product not available in other off-price stores. These businesses are the backroom where we sell bridge and designer merchandise, social occasion dressing, shoes, and handbags.

                    In the last point, the continuation of our effort to build our business with multi generations, from the grandmother, mother, and daughter, with continued emphasis on the backroom, and now added emphasis on contemporary, casual, and junior merchandise.

                    That concludes our remarks, and I would now like to turn the call over to the operator to begin the question and answer portion of the call.

OPERATOR:           Thank you. The floor is now open for questions. If you do
have a question, please press the number one followed by four on your touchtone phone. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. We do ask that when you pose your question that you please pick up your handset to provide optimum sound quality. Once again ladies and gentlemen, that is one followed by four on your touchtone phone at this time.

                    Your first question is coming from Steve Martin of Slater Asset Management. Please go ahead with your question.

STEVE MARTIN:       Thank you. Couple things. Can you talk about the new stores in a little more detail? You commented that they're, by and large, doing better than you expected. And about what you have signed and/or committed for next year.

BOB FREIDMAN:       Okay.  Good morning Steve.

STEVE MARTIN:       Good morning.

BOB FREIDMAN:       We opened up last Fall, the expansion started with the
opening of our Denver store in Centennial Plaza. That was about 11 months ago when that store opened. And that was followed by Oak Brook, Illinois, Troy, Michigan, East Hanover, New Jersey, which was a replacement store for a smaller store in Flora (sp?) Park, New Jersey, Chevy Chase, Maryland, and most recently, we opened up in Natick, Massachusetts, re-entering the Boston market. The clear winner of the six stores that we've opened is Chevy Chase in Maryland,

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far exceeding it's plan to do eight million dollars. The stores are planned, in general, to do between five and six and a half million dollars. Chevy Chase, because of the demographics, was an unusual opportunity for us. We took over an Eddie Bauer space of approximately 25,000 square feet, which is our store model, and opened up in November, beginning up, no, opened up in April. Oak Brook opened up in November. And the Chevy Chase store is running at a rate currently of well over ten million dollars. So that is the clear winner in the group. The other stores are all running at annual twelve month rate of five and a half million to six and a half million. And in total, we feel the first twelve months, we will probably exceed 35 million dollars in these six stores, and the plan was to do around 31 million dollars.

                    Next year, we are currently on track to open up three to five new stores. We are currently in negotiation with several landlords around the country. And it's just a little premature as to say exactly where they are, but they will be in destinations where we have name recognition and where we are currently well-positioned. They will be expansions in markets we are currently in.

STEVE MARTIN:       When you say three to five stores, is that sort of, is five your upper limit, and does that include remodel/upsizes?

BOB FREIDMAN:       It does not include remodels/upsizes, they would be brand
new stores. It's really, the only reason we set a range, our original plan was to open four stores a year for four years. We're on track to do that. The only reason we set a range is because we can't predict where real estate is going to come from. In the last 12 months, Stroud's on the west coast has gone out of business. On the east coast, The Wiz has gone out of business. So opportunities come up in spurts, and I don't think, to answer your question, that we have an upside. I don't think we would let ourselves open probably more than five stores a year, so maybe that, in fact, is the upside. But right now there seems to be a lot of activity, and if we would have had this conversation four months ago, we would have said that there was not a lot of activity. So a lot has happened over the last couple of months. And as I said, we are negotiating in several parts of the country for three to five stores for next year.

STEVE MARTIN:       All right, thank you.

BOB FREIDMAN:       You're welcome.

OPERATOR:           Thank you. Your next question is coming from Susan Ng of
Sidoti & Company. Please go ahead with your question.

SUSAN NG:           Good morning.

BOB FREIDMAN:       Good morning.

SUSAN NG:           Things sound very positive. Thank you for conducting the
conference call too. One of the questions was asked about your new store plans for the upcoming year. Can yo speak more about your inventory for Fall as well as going in to the tail end of the year? You mentioned you made opportunistic purchases, and can you talk more about that and how that's looking so far.

BOB FREIDMAN:       The, a frequent question that comes up is whether or not
there's a shortage of merchandise in the market place. And we have not seen that. I've been in this job for over 11 years, and we have never seen a shortage of merchandise, especially at the bridge and designer end. We currently have made, not currently, we have made some significant purchases for this Fall season. Some specifics would be 22,000 units of Dana Buckman, a division of Liz Claiborne, 18,000 units of Marc Jacobs, a division of LDMH, 11,000 units of Tahari, 14,000 units of Anne Klein, 50,000 units of French Connection, 25,000 units of BCBG. And then I think most exciting for us is our ability to desire to expand in France and Italy. Two years ago we did no business in the French market out of Paris. This Fall we have purchased over 100,000 units. So we're very excited about that. We've been doing it for, this will be our third season, and the numbers are starting to get rather significant. As I said a few minutes ago, approximately ten percent of our sales will come from product from Italy and France, and that does two things for the company. One, it gives us the opportunity to carry a distinctive product that is not in other off-price retailers, and two, it positions us to carry designers from all over the world, which creates a whole

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different quality image to the assortments that we put together.

SUSAN NG:           Oh, great. And you mentioned that your inventory is clean
with no Spring or Summer merchandise left over. So you have the Fall merchandise out at this time?

BOB FREIDMAN:       Yes. We entered the Fall season with slightly less Spring
and Summer inventory than we had a year ago, and at this point, it's virtually, it's not all gone, it's insignificant.

SUSAN NG:           Okay. Great. And can you speak a little bit about the
marketing initiatives going forward for the rest of the year?

BOB FREIDMAN:       The marketing initiatives going forward are really
consistent with what we did a year ago. We're talking to our active customer base, that's a customer that's made a purchase in the last 12 months. We talk to them probably, on average, about three times a month. It's all direct mail driven. We don't spend money in newspapers, we don't spend money on T.V., it's too expensive for us and it has proven to be, over the years, unproductive. We have a vast database, we have a lot of information, we know when customers last shopped, we know what they purchased, and we talk to them based on their behavior. So, but the efforts are fairly consistent with what we did a year ago. We're up against our third quarter a year ago, we picked up 12 percent. There was some softness in the fourth quarter, but the third quarter was very, very strong a year ago.

SUSAN NG:           Right.

BOB FREIDMAN:       And we hope that through this third quarter we hold our own to last year's third quarter and then take advantage of the opportunities that we have in the fourth quarter.

SUSAN NG:           Oh wonderful.  Sounds like August was off to a good start.
So good luck, and thank you.

BOB FREIDMAN:       Thank you.

OPERATOR:           Thank you. Your next question is coming from Steve  Sheldon of Alpine Associates. Please go ahead with your question.

STEVE SHELDON:      Good morning.

BOB FREIDMAN:       Good morning.

STEVE SHELDON:      How does the performance of a new store typically ramp up as a function of time?

BOB FREIDMAN:       Well we haven't had recent experience with new stores. We
opened up many new stores in 1996 and 1997, and we didn't have the success rate in `96 and '97. Out of the 18 or 19 new stores we opened up in a relatively short period of time, seven or eight of them did very well. I would say to answer your question specifically, what would expect to have happen is that we should get approximately a three to five percent increase out of the new stores over the first few years. Again, there's going to be some winners in there. Right now Chevy Chase keeps getting stronger each month, so the sales surge that we enjoyed at the beginning never really disappeared. So we expect to get, we have a plan that says the stores will grow over a three year period and we expect that to happen.

                    Just an interesting note to this, to add to it that might help clarify how we feel about the new stores going forward, in 1996/97 we opened new stores that we had an internal plan to do eight and a half to ten million dollars in each new unit. And we paid rent commensurate with that volume, with that volume number. Today, our plan is to open up a new store and to achieve five and a half to six and a half million dollars, basically, in the stores, and we're paying rents commensurate with that number. So we think this conservative outlook than the outlook that we had six or seven years ago, we think will serve us well.

BOB GLASS:          Steve, just one other point. A new store is planned to be
four wall profitable in the first year, and that does include expenditures, one-time expenditures of anywhere from 300 to 400,000 dollars in pre-opening and advertising related expenses. And just to further amplify upon Bob's point, by the third year we expect a new store to be yielding a four wall store contribution in the neighborhood of ten percent, and that's against the company's overall performance of about 15 percent. So they are conservative estimates, and we are paying rents commensurate with that as Bob indicated.

STEVE SHELDON:      Thank you very much.

OPERATOR:           Thank you. Your next question is coming from Nancy Kaukacka of Avalon Asset Management. Please go ahead with your question.

NANCY KAUKACKA:     Hi, thank you. Nancy Kaukacka. Just to be a little bit more specific on inventory, inventory per square foot, that you'll be carrying, moving in to the Fall and the Holiday season versus the same store sales comparisons that you are going up against the 12 in the third quarter, and it's slightly negative in the fourth quarter, how we should sort of look at those inventories that you're carrying versus what you could potential achieve in same store sales.

BOB FREIDMAN:       Nancy, we really don't look at inventory per swip (sp?), but it's not a measurement that we address. We look at comp store inventory on a comparable store basis. Our inventories for the Fall season in our comp stores are planned down versus last year at anywhere from three to seven percent, depending upon the month with a very conservative sales estimate.

NANCY KAUKACKA:     Okay. Okay. So it seems like, then, if your sales are
tracking positive in the early Fall to date that that is certainly exceeding the relatively cautious inventory position that you're carrying year-over-year.

BOB FREIDMAN:       Could you repeat that?

NANCY KAUKACKA:     Well, it sounds like you were planning pretty conservatively on the inventories against the difficult comparisons in same store sales that you had last year. So this is certainly encouraging. As you move closer to the Holiday season, are those inventories year-over-year going to turn positive or is the inventory posture for the remainder of the year still much more conservative than last year?

BOB FREIDMAN:       Let me...

NANCY KAUKACKA:     Can you get positive comps towards the Holiday season with the inventories, same store inventories, down mid-single digits?

BOB FREIDMAN:       It's Bob Freidman. Let me try and add to Bob's answer. We, one, we will keep a close eye and we can keep a close eye on the inventory. The, one of the features of Loehmann's, and I come from previous to my 11 years at Loehmann's, I spent 28 years in the Macy Corporation. So by comparison to a department store, the, it's a nice feature in the off-price business is that we are never committed long term in the market place. So we can move very, very quickly. If business gets a little tough, we don't have to cancel merchandise because we really don't have a lot of merchandise on order for the future. Currently, we're in the, we're basically at the beginning or middle of September, we have today approximately 60 to 70 percent of our open-to-buy for October still available to spend. So that's a unique feature of ours. We buy primarily close out merchandise, we don't program a lot of goods, we don't have a private label business, and we have a tremendous amount of flexibility. So as sales start to pick up, as we expect they will do as we get in to the fourth quarter and the year-over-year comparisons get a little easier, we can go in to the market place and acquire goods accordingly.

OPERATOR:           Thank you. Your next  question is coming from Dan Zeff of
Zeff  Capital.  Please go ahead with your question.

DAN ZEFF:           Do you plan to close any stores, is that three to five kind of a net number?

BOB FREIDMAN:       Yeah, it is.

DAN ZEFF:           Okay. And in terms of SG&A, you know, it sort of sounds like it's one-time charges. But really, if you're opening that number of stores, you're going to have that ongoing expense. So it looks to me like we're looking at a couple percentage points higher on a moving forward basis, unless there's more leverage. Can you expand on that?

BOB GLASS:          Yes. Dan, our new stores based on, we're looking at a
(inaudible) store contribution of approximately ten percent, which is somewhat lower that what the balance of the chain is. We are paying higher occupancy costs in new stores than we are in our existing base of stores. Our ability to leverage, however, is that we have the infrastructure in place today that we don't have to add any additional corporate or warehouse expenses. One of the comments we made earlier related to the expansion of our warehouse in Ruckorford (sp?), New Jersey. We've taken additional space there, which became available at the beginning of this year, and we have the ability to open up the three to five stores per year without taking any additional warehouse expense. And as I said, the corporate infrastructure is such that we would not have to add additional people corporate wise to be able to open up the number of stores that we are projecting over the course of the next four to five years.

DAN ZEFF:           So, I guess that means it's sort of offsetting, some of
these profs.

BOB FREIDMAN:       Yes.  And each new store does require about 400,000 dollars, as we've said, of one-time costs.

DAN ZEFF:           Sure. I guess more specifically, is the number going to be higher or lower or the same as a percent of revenues moving forward, I mean just roughly.

BOB FREIDMAN:       They should go down slightly.

DAN ZEFF:           Okay.  Thank you.

OPERATOR:           As a reminder, ladies and gentlemen, if you do have a
question, please press the number one followed by four on your touchtone phone at this time. Your next question is coming from Nick Pai of Segler. Please go ahead with your question.

NICK PAI:           Hi. This is the first quarter in a while that gross margins are lower on a year-to-year basis. If this is just a function of getting rid of some inventory to clear up the third quarter, could we expect that, going forward, gross margins will be similar to what they were in the past?

BOB FREIDMAN:       Yes. The, it's Bob Freidman again. We had a very difficult first quarter, primarily caused by weather on the east coast. And the second quarter we were very aggressive in cleaning up inventory so that we could enter the third quarter, the third and fourth quarters with clean inventory. And that's where the diminished gross margin came from. But we do expect that in future quarters, the gross margin to be similar to the previous year.

NICK PAI:           Got it. Do you mark yourselves against larger competitors
like Wosk stores? Those guys on an EBITDA north of ten percent. Is there anything different about your business model that wouldn't allow for that, provided you were to grow much bigger than you are now?

BOB FREIDMAN:       They have a, obviously, a different mass of stores, and we should be able to be in the neighborhood of eight to nine percent, based on our current expectations.

NICK PAI:           Got it. With the bankruptcies on the east and west coasts, are you finding it that you're able to open up new stores at less capital expenditures than you were previously?

BOB FREIDMAN:       No, that doesn't seem to, that doesn't seem to be happening.

NICK PAI:           What are you expecting to pay in cap-ex for the three or
four stores that you're opening up in the near term?

BOB FREIDMAN:       That would depend on the condition of a store, but on
average, we'd look at a capital expenditures for leasehold improvements in the neighborhood of one million dollars, inventory investments somewhere between three and 400,000 dollars, and three to 400,000 dollars of pre-opening costs. So in total, somewhere between one and a half and 1.7 million dollars total costs, a million of which is capital expenditures.

NICK PAI:           Got it.  So the inventory costs run through SG&A?

BOB FREIDMAN:       The inventory, no, the inventory costs run through working capital because it's inventory. It's an investment in inventory.

NICK PAI:           Got it.  Thank you.

BOB FREIDMAN:       You're welcome.

OPERATOR:           Thank you. Your final question is coming from Rich Ruben of
Hawkeye Capital. Please go ahead with your question.

RICH RUBEN:         Guys, looking at the inventory and receivables on the
balance sheet, I would have thought you would have taken out the remaining 11 percent notes by now. Your borrowing base should be large enough.

BOB FREIDMAN:       Is that your question.

RICH RUBEN:         Well, it's a statement and a question.

BOB FREIDMAN:       Okay. It's our intention to redeem the balance of the notes during the Fall season.

RICH RUBEN:         Okay. And then just a second question, are you guys seeing
a, as far as where the strength in the country, as far as the business' different regions, helping out and hurting, and where are you seeing the pockets of strength?

BOB FREIDMAN:       Right now it seems to be fairly even. We're so early in to our new season, we're only five weeks in to the season. Probably seeing a little bit better trend right now on the east coast, north east, mid Atlantic, down to Florida, and maybe a little softer in California. But we're talking about insignificant swings. We're talking, and it's really too early to see. I mean traditionally, traditionally through our best seasons, we've really achieved our best performance out of the California stores. So, you know, I think there was so much bad weather the first five months of the season on the east coast that starting with July in to August and now in to September, I think there's just, where the weather has been so much nicer, I think it's just been a sense of relief and a return to more normal traffic patterns. But I think it's basically, Rich, too early to say that we really see a trend, positive or negative, anywhere.

RICH RUBEN:         And Bob, last year was an extremely cold winter. How did
that affect us last year, and do we sell a lot of outer wear?

BOB FREIDMAN:       We sell a lot of outer wear, but in total we think it had a very negative impact on our business. In the, we had a softer December and January, and it got worse in February, March, and April in the first quarter of this year, and that was primarily attributed to the weather. And for Loehmann's, more so than traditional retailers, if we loose our rhythm early in the season, there's really no, it's really difficult for us to come

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back in the second quarter. And right now we have a better rhythm and we feel a little bit better about the Fall season than we did about Spring. We don't, we're up against, as I've said before, we're up against 12 percent comps in the third quarter from a year ago, so this is a very big quarter. We're, we were, we felt a little better in July. July we picked up almost four percent, and that was on top of the 31 percent increase a year ago July. So that was the first sign that there was a little bit of a return to normalcy for us.

RICH RUBEN:         Great. And thank you for having this conference call.

BOB FREIDMAN:       You're welcome.

                    I'd just like to conclude by thanking everyone for taking
part in the call. And speaking for Bob and myself telling you that we look forward to speaking to you soon. Thank you.

OPERATOR:           Thank you. This does conclude today's teleconference. You
may disconnect your lines at this time, and have a wonderful day.